Exhibit 35.6

Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045
Tel: 410 884 2000
Fax: 410 715 2380

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282

RE: Annual Statement of Compliance for GS Mortgage Securities Corporation II,

        Commercial Mortgage Pass-Through Certificates, Series 2013-GC10

Per the Pooling and Servicing Agreement dated as of February 1, 2013 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2013 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 10, 2014

/s/ Brian Smith
BRIAN SMITH
Vice President

Wells Fargo Bank, N.A.